AMENDMENT NO. 1

TO

BYLAWS

OF

THE BANCORP.COM, INC.

Pursuant to Article VIII of the Corporation's Bylaws, the Bylaws shall be amended as follows:

    The title of the Bylaws shall read:

    BYLAWS

    OF

    THE BANCORP, INC.

    ARTICLE I, STOCKHOLDERS' MEETING, shall be amended to add the following:

1.8 Required Vote for Directors. Each director shall be elected by the vote of the majority of the votes cast with respect to that director's election at any meeting for the election of directors at which a quorum is present, provided that if, as of the record date of such meeting as initially announced, the number of nominees exceeds the number of directors to be elected at such meeting (a "Contested Election"), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 1.8 of this ARTICLE I of these Bylaws, a majority of votes cast shall mean that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election (with "abstentions" not counted as a vote cast either "for" or "against" that director's election).